As filed with the Securities and Exchange Commission on November 15, 2006

Registration No. 333-103347

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2

TO

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AmerUs Group Co.

(Exact name of registrant as specified in its charter)

Iowa (State or Other Jurisdiction of Incorporation or Organization)	42-1458424 (I.R.S. Employer Identification No.)

______________

699 Walnut Street

Des Moines, Iowa 50309-3948

Tel.: (515) 362-3600

(Address of principal executive offices)

______________

Christopher J. Littlefield

Executive Vice President and General Counsel

AmerUs Group Co.

699 Walnut Street

Des Moines, Iowa 50309-3948

Tel.: (515) 362-3600

(Name and address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

EXPLANATORY NOTE: DEREGISTRATION OF SECURITIES

On February 20, 2003, AmerUs Group Co., an Iowa corporation (the "Company"), filed a registration statement on Form S-3 (No. 333-103347), as amended by Post-Effective Amendment No. 1 dated April 16, 2004 (as amended, the "Registration Statement"), which registered 75,000 stock units (the "Stock Units"), which are units equal in value to the fair market value of a share of the common stock of the Company, no par value per share (the "Common Stock") on the day that a Stock Unit is cashed out. The Stock Units were to be offered or sold pursuant to the AmerUs Group Co. Chairman's Bonus Plan (the "Plan").

On November 15, 2006 (the "Closing Date"), pursuant to an Agreement and Plan of Merger, dated as of July 12, 2006, among the Company, Aviva plc, a public limited company organized under the laws of England and Wales ("Aviva"), and Libra Acquisition Corporation, an Iowa corporation and a wholly owned subsidiary of Aviva ("Merger Sub"), Merger Sub merged with and into the Company (the "Merger"), with the Company surviving the Merger and continuing its existence as a wholly owned subsidiary of Aviva. On November 15, 2006, the Company filed a certification and notice of termination of registration on Form 15 with respect to the Common Stock.

As a result of the Merger, the Company has terminated all offerings of the Company's securities under the Registration Statement. Accordingly, pursuant to the undertaking contained in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering, the Company is filing this Post-Effective Amendment No. 2 to the Registration Statement to deregister all its securities reserved for issuance under the Plan which remain unissued on the Closing Date.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Des Moines, State of Iowa, on November 15, 2006.

AmerUs Group Co.

By:	/s/ Brenda J. Cushing
Name:	Brenda J. Cushing

Title:	Senior Vice President and Controller

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 2 to the Registration Statement has been signed below by the following persons in the capacities indicated on November 15, 2006:

Signature	Title
/s/ Thomas C. Godlasky Thomas C. Godlasky	Chairman of the Board of Directors, President and Chief Executive Officer (Principal Executive Officer)
/s/ Melinda S. Urion Melinda S. Urion	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)
/s/ Brenda J. Cushing Brenda J. Cushing	Senior Vice President and Controller (Principal Accounting Officer)
/s/ Hans L. Carstensen III Hans L. Carstensen III	Director
/s/ Philip Gordon Scott Philip Gordon Scott	Director
/s/ Jeffery Jay Whitehead Jeffery Jay Whitehead	Director